Exhibit 99.2

NexTier Announces Third Quarter 2021 Financial and Operational Results

HOUSTON, Texas (November 8, 2021) - NexTier Oilfield Solutions Inc. (NYSE: NEX) (“NexTier” or the “Company”) today reported third quarter 2021 financial and operational results.
Third Quarter 2021 Results & Recent Highlights
•Generated total revenue of $393.2 million in Q3 2021, reflecting an increase of 35% compared to Q2 2021
•Reported net loss of $44.0 million in Q3 2021, compared to net loss of $31.8 million in the prior quarter
•Adjusted net loss of $24.3 million in Q3 2021, compared to adjusted net loss of $41.7 million in the prior quarter
•Reported adjusted EBITDA(1) of $27.8 million in Q3 2021, compared to $5.3 million in Q2 2021
•Averaged 25 deployed and 24 fully-utilized fleets in Q3 2021 vs. 20 deployed and 18 fully-utilized fleets in Q2 2021
•Exited Q3 2021 with 31 deployed fleets with 1 additional staffed fleet ready for Q4 2021 deployment
•Ended Q3 2021 with total liquidity of $289.6 million, including $135.5 million of cash; no debt maturities until 2025
•Completed the acquisition of Alamo Pressure Pumping, LLC on August 31, 2021

Management Commentary
“We are pleased with our performance in the third quarter, and the recent acquisition of Alamo Pressure Pumping is already having a positive impact on our business,” said Robert Drummond, President and Chief Executive Officer of NexTier. “Commodity prices and economic activity continued to improve throughout the third quarter, and demand for completions services again increased. For the second quarter in a row, legacy NexTier revenue grew faster than overall demand, and this rapid growth has now started to translate to higher profitability. We exited the third quarter with momentum, hitting our goal for $18-20 million of adjusted EBITDA in the month of September, and October was better still. Pricing discussions with customers have become increasingly constructive, and we are confident that we see a path towards better pricing and utilization heading into 2022.”
“Including one month of Alamo, NexTier achieved sequential revenue growth of 35%, with legacy NexTier revenue up 23% quarter-over-quarter,” said Kenny Pucheu, Executive Vice President - Chief Financial Officer of NexTier. “COVID related delays and supply chain inefficiencies did have some impact on third quarter results. Nevertheless, our investment in building a strong internal logistics capability and the great work of our team limited the downside, and we are confident we have the right strategy in place to continue managing these challenges. Profitability improved throughout the quarter as we gathered momentum from a number of factors, such as operating efficiency and less calendar white space later in the quarter, declining fleet start-up costs, and the inclusion of one month of Alamo operating results and the corresponding significant fixed cost absorption.”
Third Quarter 2021 Financial Results
Revenue totaled $393.2 million in the third quarter of 2021, compared to $292.1 million in the second quarter of 2021. The sequential improvement in revenue was driven by the inclusion of one month of Alamo as well as increased activity levels and added capacity in all business lines.
Net loss totaled $44.0 million, or $0.20 per diluted share, in the third quarter of 2021, compared to $31.8 million, or $0.15 per diluted share in the second quarter of 2021. Adjusted net loss(1) totaled $24.3 million, or $0.11 per diluted share, in the third quarter of 2021, compared to adjusted net loss of $41.7 million, or $0.19 per diluted share, in the second quarter of 2021.
Selling, general and administrative expense (“SG&A”) totaled $37.5 million in the third quarter of 2021, compared to SG&A of $20.7 million in the second quarter of 2021. Adjusted SG&A(1) totaled $22.8 million in the third quarter of 2021, compared to Adjusted SG&A of $20.1 million in the second quarter of 2021.
Adjusted EBITDA(1) totaled $27.8 million in the third quarter of 2021, compared to adjusted EBITDA of $5.3 million in the second quarter of 2021.
Third Quarter 2021 Management Adjustments
EBITDA(1) for the third quarter was $8.0 million. When excluding net management adjustments of $19.7 million, adjusted

EBITDA for the third quarter was $27.8 million. Management adjustments included $7.4 million in stock compensation expense, $5.9 million in contingent liability related to the Basic Energy Services bankruptcy filing, and $4.8 million in transaction and integration expenses largely associated with the Alamo acquisition. Approximately $8.7 million of total net management adjustments were cash, mostly related to the acquisition costs and litigation expense.
Completion Services
Revenue in our Completion Services segment totaled $366.1 million in the third quarter of 2021, compared to $268.8 million in the second quarter of 2021. The sequential increase was primarily driven by the inclusion of one month of Alamo as well as increased activity in all completions product and services lines, increased efficiency, and new fleet deployments. Adjusted Gross Profit totaled $46.2 million in the third quarter of 2021, compared to $20.4 million in the second quarter of 2021.
During the third quarter the Company deployed a net 2 additional fleets. After accounting for the formation of a Simulfrac fleet and including the acquisition of Alamo, the Company exited the third quarter with 31 deployed fleets. For the quarter and including one month of Alamo operations, the Company operated an average of 25 deployed fleets and 24 fully-utilized fleets, an increase from 20 and 18, respectively, in the second quarter. When taking only fracturing and integrated wireline into account, annualized Adjusted Gross Profit(1) per fully-utilized fracturing fleet totaled $7.3 million in the third quarter of 2021, compared to $4.0 million in the second quarter of 2021.
Well Construction and Intervention Services
Revenue in our Well Construction and Intervention (“WC&I”) Services segment, totaled $27.1 million in the third quarter of 2021, compared to $23.3 million in the second quarter of 2021. The sequential improvement was primarily driven by increased customer activity in both our Coil Tubing and Cement product lines. Adjusted Gross Profit totaled $2.9 million in the third quarter of 2021, compared to Adjusted Gross Profit of $2.8 million in the second quarter of 2021.
Balance Sheet and Capital
Total debt outstanding as of September 30, 2021 was $373.0 million, net of debt discounts and deferred finance costs and excluding lease obligations and including a $39.4 million equipment financing loan secured during Q3 2021. As of September 30, 2021, total available liquidity was $289.6 million, comprised of cash of $135.5 million, and $154.1 million of available borrowing capacity under our asset-based credit facility.
Total cash used in operating activities during the third quarter of 2021 was $10.7 million and cash used in investing activities, excluding cash used in acquisition of business, was $42.5 million, resulting in a free cash flow(1) use of $53.2 million in the third quarter of 2021.
Acquisition of Alamo Pressure Pumping
On August 31, 2021, NexTier announced that it had completed the transaction to acquire 100% of the equity interests of Alamo Pressure Pumping, LLC (“Alamo”). NexTier’s operating results for the third quarter include the post-acquisition one month of operating results of Alamo. For additional information related to the acquisition, please reference the Company’s press releases issued August 4 and 31, 2021, which are available on the Press Releases section of NexTier’s Investor website at https://investors.nextierofs.com/ir-press-releases. Additionally, an investor presentation detailing the transaction is available on the Presentations section of the Investor website at https://investors.nextierofs.com/ir-home.
Outlook
For the fourth quarter of 2021, NexTier expects to operate an average of 30 deployed frac fleets. The Company intends to deploy one additional upgraded Tier IV DGB frac fleet for a returning customer by the end of the fourth quarter and exit the quarter with 31 frac fleets deployed.
Based on the above deployed fleets including a full quarter of Alamo operating results versus just one month in the third quarter, we anticipate significantly improved results in the fourth quarter relative to the third quarter commensurate with the increase in active fleet count on a quarter-over-quarter basis, plus the additional benefit of significant fixed cost absorption and some modest price increases.
Fourth quarter capex is expected to approximate $50 million, including the strategic investments in additional dual fuel conversions and the continued deployment of capital for our new Power Solutions business. We anticipate a significant cash inflow from asset sales during the fourth quarter will help partially offset the capex.

“We continue to see a positive demand backdrop for US onshore completion services as we head into 2022,” added Robert Drummond. “We have counter-cyclically invested in next generation, low cost, low carbon frac solutions, which we believe will put our assets in high-demand in the coming cycle. Our upgrade program should largely be completed by the end of 2021 and we are shifting the Company’s priorities to free cash flow generation.”

Conference Call Information
On November 9, 2021, NexTier will hold a conference call for investors at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to discuss third quarter 2021 financial and operating results. Hosting the call will be management of NexTier, including Robert Drummond, President and Chief Executive Officer and Kenny Pucheu, Executive Vice President and Chief Financial Officer. The call can be accessed via a live webcast accessible on the IR Event Calendar page in the Investor Relations section of our website at www.nextierofs.com or live over the telephone by dialing (855) 560-2574, or for international callers, (412) 542-4160. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088. The passcode for the telephonic replay is 10161267 and will be available until November 16, 2021. An archive of the webcast will be available shortly after the call on our website at www.nextierofs.com for twelve months following the call.
About NexTier Oilfield Solutions
Headquartered in Houston, Texas, NexTier is an industry-leading U.S. land oilfield service company, with a diverse set of well completion and production services across active and demanding basins. Our integrated solutions approach delivers efficiency today, and our ongoing commitment to innovation helps our customers better address what is coming next. NexTier is differentiated through four points of distinction, including safety performance, efficiency, partnership and innovation. At NexTier, we believe in living our core values from the basin to the boardroom, and helping customers win by safely unlocking affordable, reliable and plentiful sources of energy.
(1)Non-GAAP Financial Measures. The Company has included in this press release or discussed on the conference call described above certain non-GAAP financial measures, some of which are calculated on segment basis or product line basis. These measurements provide supplemental information which the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside GAAP measures such as net income and operating income.

Non-GAAP financial measures include EBITDA, Adjusted EBITDA, Adjusted Gross Profit, Adjusted Net Income (loss), free cash flow, adjusted free cash flow, Adjusted SG&A, and annualized adjusted gross profit per fully-utilized fracturing fleet. These non-GAAP financial measures exclude the financial impact of items management does not consider in assessing the Company’s ongoing operating performance, and thereby facilitate review of the Company’s operating performance on a period-to-period basis. Other companies may have different capital structures, and comparability to the Company’s results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA, Adjusted EBITDA, Adjusted Gross Profit, Adjusted SG&A, and Adjusted Net Income(loss) provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company believes free cash flow and Adjusted free cash flow is important to investors in that it provides a useful measure to assess management's effectiveness in the areas of profitability and capital management. Annualized Adjusted Gross Profit per fully-utilized fracturing fleet is used to evaluate the operating performance of the business line for comparable periods, and the Company believes it is important as an indicator of operating performance of our fracturing and integrated wireline product line because it excludes the effects of the capital structure and certain non-cash items from the product line’s operating results. For a reconciliation of these non-GAAP measures, please see the tables at the end of this press release. Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items, particularly with estimates for certain contingent liabilities, and estimating non-cash unrealized fair value losses and gains which are subject to market variability and therefore a reconciliation is not available without unreasonable effort.

Non-GAAP Measure Definitions: EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income (loss) adjusted to eliminate the impact of interest, income taxes, depreciation and amortization, along with certain items management does not consider in assessing ongoing performance. Adjusted Gross Profit is defined as revenue less cost of services, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance. Adjusted Gross Profit at the segment level is not considered to be a non-GAAP financial measure as it is our segment measure of profit or loss and is required to be disclosed under GAAP pursuant to ASC 280. Adjusted Net Income (Loss) is defined as net income (loss) plus the after-tax amount of merger/transaction-related costs and other non-routine items. Adjusted SG&A is defined as selling, general and administrative expenses adjusted for severance and business divestiture costs, merger/transaction-related costs, and other non-routine items. Free cash flow is defined as the net increase (decrease) in cash and cash equivalents before financing activities, including share repurchase activity. Adjusted free cash flow adjusts free cash flow for certain management adjustments. Annualized Adjusted Gross Profit per fully-utilized fleet, is a non-GAAP measure and is defined as (i) revenue less cost of services attributable to the fracturing and integrated wireline product line, further adjusted to eliminate items in cost of services that management does not consider in assessing ongoing performance for the fracturing and integrated wireline product line, (ii) divided by the fully-utilized fracturing and integrated wireline fleets (average deployed fleets multiplied by fleet utilization) per quarter, and then (iii) multiplied by four.

Forward-Looking Statements and Where to Find Additional Information
This press release and discussion in the conference call described above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. Statements in this press release or made during the conference call described above regarding NexTier, Alamo and the combined company that are forward-looking, including projections as to the Company’s 2021 guidance and outlook information, projections as to the number of fleets and other anticipated benefits of the proposed transaction, the impact of the proposed transaction on NexTier’s and Alamo’s business and future financial and operating results, and the amount and timing of synergies from the proposed transaction are based on management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond NexTier’s and Alamo’s control. These factors and risks include, but are not limited to, (i) the competitive nature of the industry in which NexTier and Alamo conduct their business, including pricing pressures; (ii) the ability to meet rapid demand shifts; (iii) the impact of pipeline capacity constraints and adverse weather conditions in oil or gas producing regions; (iv) the ability to obtain or renew customer contracts and changes in customer requirements in the markets NexTier and Alamo serve; (v) the ability to identify, effect and integrate acquisitions, joint ventures or other transactions; (vi) the ability to protect and enforce intellectual property rights; (vii) the effect of environmental and other governmental regulations on NexTier and Alamo operations; (viii) the effect of a loss of, or interruption in operations of, NexTier or Alamo operations, or of one or more key suppliers, or customers, including resulting from inflation, COVID-19 resurgence, product defects, recalls or suspensions; (ix) the variability of crude oil and natural gas commodity prices; (x) the market price (including inflation) and timely availability of materials or equipment; (xi) the ability to obtain permits, approvals and authorizations from governmental and third parties; (xii) NexTier’s and Alamo’s ability to employ a sufficient number of skilled and qualified workers; (xiii) the level of, and obligations associated with, indebtedness; (xiv) fluctuations in the market price of NexTier’s stock; (xv) the duration (including resurgences), impact and severity of the COVID-19 pandemic and the response thereto, including the impact of social distancing, shelter-in-place or shutdowns of non-essential businesses and similar measures imposed or undertaken by governments, private businesses or others (including the economic, administrative, and social impacts of mask or vaccine mandates), and the possibility of increased inflation, travel restrictions, lodging shortages or other macro-economic challenges as the economy emerges from the COVID-19 pandemic; and (xv) other risk factors and additional information. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the effective integration of Alamo’s businesses and the ability to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; unanticipated difficulties or expenditures relating to the transaction, the response or retention of customers and vendors as a result of the announcement and/or closing of the transaction; and the diversion of management time on transaction-related issues. For a more detailed discussion of such risks and other factors, see the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, available on the SEC website or www.NexTierOFS.com. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates, to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement.

Additional information about the Company, including information on the Company’s response to the coronavirus, can be found in its periodic reports that are filed with the SEC, available www.sec.gov or www.NexTierOFS.com.

Investor Contact:
Kenneth Pucheu
Executive Vice President - Chief Financial Officer

Michael Sabella
Vice President - Investor Relations and Business Development
michael.sabella@nextierofs.com

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share data)

	Three Months Ended
	September 30, 2021	June 30, 2021

Revenue	$393,164	$292,145
Operating costs and expenses:
Cost of services	344,637	269,260
Depreciation and amortization	44,861	40,671
Selling, general and administrative expenses	37,453	20,734
Merger and integration	4,752	178
Gain on disposal of assets	(1,133)	(2,017)
Total operating costs and expenses	430,570	328,826
Operating loss	(37,406)	(36,681)
Other income (expense):
Other income (expense), net	585	11,247
Interest expense, net	(6,701)	(5,726)
Total other income (expense)	(6,116)	5,521
Loss before income taxes	(43,522)	(31,160)
Income tax expense	(472)	(621)
Net loss	$(43,994)	$(31,781)

Net loss per share: basic	$(0.20)	$(0.15)
Net loss per share: diluted	$(0.20)	$(0.15)

Weighted-average shares: basic	224,481	215,443
Weighted-average shares: diluted	224,481	215,443

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$135,525	$275,990
Trade and other accounts receivable, net	265,388	122,584
Inventories, net	38,108	30,068
Assets held for sale	6,495	126
Prepaid and other current assets	51,352	58,011
Total current assets	496,868	486,779
Operating lease right-of-use assets	22,980	37,157
Finance lease right-of-use assets	35,746	1,132
Property and equipment, net	592,112	470,711
Goodwill	192,446	104,198
Intangible assets	69,527	51,182
Other noncurrent assets	8,296	6,729
Total assets	$1,417,975	$1,157,888
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$179,203	$61,259
Accrued expenses	222,720	134,230
Customer contract liabilities	26,798	266
Current maturities of operating lease liabilities	8,725	18,551
Current maturities of finance lease liabilities	10,438	606
Current maturities of long-term debt	11,186	2,252
Other current liabilities	2,543	2,993
Total current liabilities	461,613	220,157
Long-term operating lease liabilities, less current maturities	20,580	24,232
Long-term finance lease liabilities, less current maturities	25,053	504
Long-term debt, net of unamortized deferred financing costs and unamortized debt discount, less current maturities	361,836	333,288
Other non-current liabilities	20,722	22,419
Total non-current liabilities	428,191	380,443
Total liabilities	889,804	600,600
Stockholders’ equity:
Common stock	2,420	2,144
Paid-in capital in excess of par value	1,087,618	989,995
Retained deficit	(552,018)	(421,741)
Accumulated other comprehensive loss	(9,849)	(13,110)
Total stockholders’ equity	528,171	557,288
Total liabilities and stockholders’ equity	$1,417,975	$1,157,888

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
ADDITIONAL SELECTED FINANCIAL AND OPERATING DATA
(unaudited, amounts in thousands)

	Three Months Ended
	September 30, 2021	June 30, 2021
Completion Services:
Revenue	$366,067	$268,839
Cost of services	320,297	248,585
Depreciation, amortization, (gain) loss on sale of assets, and impairment	37,593	34,552
Net loss	8,177	(14,298)
Adjusted gross profit(1)	$46,184	$20,361

Well Construction and Intervention Services:
Revenue	$27,097	$23,306
Cost of services	24,340	20,675
Depreciation, amortization, (gain) loss on sale of assets, and impairment	2,034	1,080
Net loss	723	1,551
Adjusted gross profit(1)	$2,905	$2,756

(1)The Company uses Adjusted gross profit as its measure of profitability for segment reporting.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended
	September 30, 2021	June 30, 2021	March 30, 2021
Net loss	$(43,994)	$(31,781)	$(54,502)
Interest expense, net	6,701	5,726	4,206
Income tax expense	472	621	857
Depreciation and amortization	44,861	40,671	45,868
EBITDA	$8,040	$15,237	$(3,571)
Plus management adjustments:
Acquisition, integration and expansion(1)	4,752	178	—
Non-cash stock compensation(2)	7,350	4,889	5,203
Market-driven costs(3)	578	378	7,295
Divestiture of business(4)	5,927	2,428	(785)
(Gain) loss on equity security investment(5)	522	(1,331)	3,693
Litigation(6)	4,000	1,638	2,137
Tax audit(7)	(2,771)	(8,778)	(13,328)
Insurance recovery(8)	(723)	(9,686)	—
Other	88	347	25
Adjusted EBITDA	$27,763	$5,300	$669

(1)    Represents transaction and integration costs related to acquisitions.
(2)    Represents non-cash amortization of equity awards issued under the Company’s Incentive Award Plan.
(3)    Represents market-driven severance, leased facility closures, and restructuring costs incurred as a result of significant declines in crude oil prices resulting from demand destruction from the COVID-19 pandemic and global oversupply.
(4)    Represents the gain on final cash settlement of the Basic Notes, bad debt expense and contingent liability recognized in the second and third quarters of 2021 on the divestiture of the Well Support Services segment to, and related to the bankruptcy filing of, Basic Energy Services.
(5)    Represents the realized and unrealized (gain) loss on an equity security investment composed primarily of common equity shares in a public company.
(6)    Represents increases in accruals related to contingencies acquired in business acquisitions or exceptional material events.
(7)    Represents a reduction of the Company’s accrual related to a tax audits acquired in business acquisitions.
(8) Represents a gain on insurance recovery in excess of book value due to a fire incident.

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended September 30, 2021
Selling, general and administrative expenses	$37,453
Less management adjustments:
Non-cash stock compensation	(7,350)
Market-driven costs	(16)
Litigation	(4,000)
Tax audit	2,771
Divestiture of business	(5,927)
Other	(88)
Adjusted selling, general and administrative expenses	$22,843

Three Months Ended June 30, 2021
Selling, general and administrative expenses	$20,734
Less management adjustments:
Non-cash stock compensation	(4,889)
Market-driven costs	(146)
Litigation	(1,638)
Tax audit	8,778
Divestiture of business	(2,428)
Other	(347)
Adjusted selling, general and administrative expenses	$20,064

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

	Three Months Ended September 30, 2021
	Completion Services	WC&I	Total
Revenue	$366,067	$27,097	$393,164
Cost of services	320,297	24,340	344,637
Gross profit excluding depreciation and amortization	45,770	2,757	48,527
Management adjustments associated with cost of services	414	148	562
Adjusted gross profit	$46,184	$2,905	$49,089

	Three Months Ended June 30, 2021
	Completion Services	WC&I	Total
Revenue	$268,839	$23,306	$292,145
Cost of services	248,585	20,675	269,260
Gross profit excluding depreciation and amortization	20,254	2,631	22,885
Management adjustments associated with cost of services	107	125	232
Adjusted gross profit	$20,361	$2,756	$23,117

Three Months Ended
September 30, 2021
Frac & Integrated Wireline
Revenue	$339,305
Cost of services	$295,971
Gross profit excluding depreciation and amortization	43,334
Management adjustments associated with cost of services	$382
Adjusted gross profit	$43,716

Average hydraulic fracturing fleets deployed	$25
Fully-utilized hydraulic fracturing fleets	$24
Annualized adjusted gross profit per fully-utilized fleet	$7,286

Three Months Ended
June 30, 2021
Frac & Integrated Wireline
Revenue	$239,176
Cost of services	221,162
Gross profit excluding depreciation and amortization	18,014
Management adjustments associated with cost of services	96
Adjusted gross profit	$18,110

Average hydraulic fracturing fleets deployed	20
Fully-utilized hydraulic fracturing fleets	18
Annualized adjusted gross profit per fully-utilized fleet	$4,024

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended

September 30, 2021
Net cash used in operating activities	$(10,721)
Net cash used in investing activities(1)	(42,470)
Free cash flow	(53,191)

Three Months Ended

June 30, 2021
Net cash used by operating activities	$14,627
Net cash used in investing activities(2)	(31,483)
Free cash flow	(16,856)

(1) Excludes $99.3 million from the Alamo acquisition.
(2) Excludes $2.5 million from Q2 2021 Completions acquisition.

Three Months Ended
September 30, 2021
Net loss	$(43,994)
Plus management adjustments:
Acquisition, integration and expansion	4,752
Non-cash stock compensation	7,350
Market-driven costs	578
Divestiture of business	5,927
(Gain) loss on equity security investment	522
Litigation	4,000
Tax audit	(2,771)
Insurance recovery	(723)
Other	88
Adjusted net loss	$(24,271)

Adjusted net loss per share, basic and diluted	$(0.11)

Weighted-average shares, basic and diluted	224,481

NEXTIER OILFIELD SOLUTIONS INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(unaudited, amounts in thousands)

Three Months Ended
June 30, 2021
Net loss	$(31,781)
Plus management adjustments:
Acquisition, integration and expansion	178
Non-cash stock compensation	4,889
Market-driven costs	378
Divestiture of business	2,428
Gain (loss) on equity security investment	(1,331)
Litigation	1,638
Tax audit	(8,778)
Insurance recovery	(9,686)
Other	347
Adjusted net loss	$(41,718)

Adjusted net loss per share, basic and diluted	$(0.19)

Weighted-average shares, basic and diluted	215,443